Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is entered into as of August 13, 2013 by and between CULP, INC., a North Carolina corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the meanings set forth after each, and any other term in this Agreement shall have the meaning set forth at the place defined:

(a) “Applicable Margin” shall be  1.60% until the first Rate Determination Date (hereafter defined) after August 1, 2013, and as of and after such first Rate Determination Date after August 1, 2013 shall be determined based on the pricing grid set forth below and tied to the Consolidated Total Debt to Consolidated EBITDA ratio determined as set forth in Section 5.9(b):

Price	Consolidated Funded Total Debt
Level	to Consolidated EBITDA Ratio	Applicable Margin

I	Less than 0.50 to 1.00	1.60%
II	Greater than or equal to 0.50 to 1.00 but less than 1.25 to 1.00	2.00%

III	Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	2.45%

IV	Greater than or equal to 2.00 to 1.00 but less than or equal to 2.50 to 1.00	2.85%

The Applicable Margin shall be determined effective as of the date (herein, the “Rate Determination Date”) which is 10 days after receipt by the Bank of the annual (in the case of the fourth Fiscal Quarter) and quarterly financial statements of the Borrower pursuant to the provisions of Section 5.3 for the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on such quarterly or annual financial statements, as the case may be, for the Fiscal Quarter then ended, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 10 days after receipt by the Bank of the financial statements for the next Fiscal Quarter (which latter date shall be a new Rate Determination Date); provided that if the Borrower shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to the provisions of Section 5.3 with respect to the Fiscal Quarter most recently ended within the time period specified herein, then for the period beginning on the day which is 10 days after the required delivery date of such financial statements and ending on the earlier of (A) 10 days after the date on which the Borrower shall deliver to the Bank the financial statements to be delivered pursuant to the provisions of Section 5.3 with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) 10 days after the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to the provisions of Section 5.3(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined at Pricing Level IV set forth above.  Any change in the Applicable Margin as of any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to the Loans outstanding on such Rate Determination Date.

(b)             "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in North Carolina are authorized or required by law to close.

(c)             “Capital Stock” means any nonredeemable capital stock of Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than Borrower), whether common or preferred.

(d)             “China Subsidiaries” means, collectively, Culp Fabrics (Shanghai) Co., Ltd., Culp Fabrics (Shanghai) International Trading Co., Ltd. and Culp Cut and Sew Co., Ltd. (each of which has been incorporated under the laws of the People’s Republic of China).

(e)             “Consolidated EBITDA” means at any time the sum of the following, determined on a consolidated basis for Borrower and its Consolidated Subsidiaries, at the end of each Fiscal Quarter, for the Fiscal Quarter just ended and the three (3) immediately preceding Fiscal Quarters: (i) Consolidated Net Income (exclusive of (y) non-cash charges and (z) restructuring and related cash charges); plus (ii) Consolidated Net Interest Expense; plus (iii) taxes on income; plus (iv) depreciation; plus (v)  amortization.

(f)             “Consolidated Net Income” means, for any period, the Net Income of Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary items and other non-recurring items and (ii) any equity interests of Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

(g)              “Consolidated Net Interest Expense” for any period means interest, whether expensed or capitalized, in respect of debt of Borrower or any of its Consolidated Subsidiaries outstanding during such period.

(h)              “Consolidated Net Worth” means, on a consolidated basis and in accordance with generally accepted accounting principles consistently applied, at any time, (i) the sum of (x) the par value (or value stated on the books of Borrower) of Capital Stock (excluding therefrom Redeemable Preferred Stock, treasury stock and capital stock subscribed and unissued) plus (y)  the amount of paid-in capital and retained earnings of Borrower and its Subsidiaries, minus (ii) to the extent included in the immediately preceding clause (i), all amounts properly attributable to minority interests, if any, in the stock and surplus of any such Subsidiaries.

(i)              “Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with generally accepted accounting principles applied on a consistent basis, would be consolidated with those of Borrower in its consolidated financial statements  as of such date.

(j)             “Culp Europe” means CULP EUROPE Spółka z ograniczoną odpowiedzialnością, a company organized under the laws of the Republic of Poland and a Wholly Owned Subsidiary of Borrower.

(k)             “Culp Europe Credit Agreement” means the Credit Agreement dated as of January 17, 2012 by and between Culp Europe and Bank providing for a revolving line of credit in the original principal amount of up to Six Million Eight Hundred Thousand Polish Zloty (zł6,800,000.00), as the same may be amended from time to time.

(l)             “Culp Europe Indebtedness” means all indebtedness of Culp Europe to Bank including, without limitation, such indebtedness pursuant to the Culp Europe Loan Documents.

(m)             “Culp Europe Loan Documents” means the Culp Europe Credit Agreement and all other documents evidencing, securing or executed in connection with the Culp Europe Indebtedness, as the same may be amended from time to time.

(n)             “Culp Europe Reserve” means an amount as may be required by Bank at any time and from time to time in respect of the Culp Europe Indebtedness including any currency fluctuations in connection therewith, the amount of which reserve is currently $2,400,000.00 but is subject to change by Bank from time in its sole and absolute discretion.

(o)           “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery of funds for a one (1) month period.

(p)              “Existing Letter of Credit” means the existing letter of credit issued by Bank, as issuer, in the face amount of $195,000.00, for the benefit of Great American Insurance as beneficiary thereunder.

(q)              “Fiscal Quarter” means any fiscal quarter of Borrower.

(r)              “Fiscal Year” means any fiscal year of Borrower, ending on the Sunday closest to April 30 of each year.

(s)              "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i)           "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, for delivery of funds for one (1) month in an amount equal to the outstanding principal balance of the Line of Credit Note.  Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)           "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the term of the Line of Credit Note.

(t)             “Material Adverse Effect” or “Material Adverse Change” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations, business or properties of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, (iii) the legality, validity or enforceability of any Loan Document, or (iv) the rights and remedies of Bank under the Loan Documents.

 (u)            “Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such person, after taxes, for such period, as determined in accordance with generally accepted accounting principles applied on a consistent basis.

 (v)            “Omaha Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of August 11, 2008, among the Borrower, as the Company, and Mutual of Omaha Insurance Company and United of Omaha Life Insurance Company, as Purchasers, and as may be amended in the future.

 (w)            “Person” means an individual, a corporation, a partnership, a limited liability company, an unincorporated association, a trust or any other entity or organization including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

 (x)             “Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time during the term of the Line of Credit either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

(y)             “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

 (z)             “Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

ARTICLE II

CREDIT TERMS

SECTION 2.1.    LINE OF CREDIT.

(a)             Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 31, 2015, not to exceed at any time the aggregate principal amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) ("Line of Credit"), the proceeds of which shall be used to provide working capital and for general corporate purposes; provided, however, that no portion of the proceeds of the Line of Credit will be used by the Borrower or any Subsidiary (i) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, unless such tender offer or other acquisition is to be made on a negotiated basis with the approval of the board of directors of the corporation to be acquired, and the provisions of Section 6.6 would not be violated, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock (as hereinafter defined), or (iii) for any purpose in violation of any applicable law or regulation.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the date hereof ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b)             Limitation on Borrowings.  Outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount set forth above less the amount of the Culp Europe Reserve.

(c)             Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a "New Letter of Credit"; the Existing Letter of Credit and each New Letter of Credit are herein referred to individually as a “Letter of Credit”  and collectively as "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed One Million and No/100 Dollars ($1,000,000.00).  The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion.  Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall be issued with, nor shall Bank be required to renew or (if applicable) allow automatic renewal of any Letter of Credit so that it will have, an expiration date that is subsequent to the maturity date of the Line of Credit.  The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof (each, a “Letter of Credit Agreement”).  Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.  In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(d)             Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 2.2.    INTEREST/FEES.

 (a)            Interest.  The outstanding principal balance of the Line of Credit shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at a fluctuating rate per annum equal to the Daily One Month LIBOR in effect from time to time plus the Applicable Margin.  Each change in Daily One Month LIBOR shall become effective on each Business Day such change is announced within Bank.  Bank is hereby authorized to note the date and interest rate applicable to the Line of Credit and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to the Line of Credit Note, which notations shall be prima facie evidence of the accuracy of the information noted.

 (b)            Taxes and Regulatory Costs.  Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder or under the Line of Credit Note, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR.  In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)             Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in the Line of Credit Note.

(d)             Commitment Fee.  Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to Forty Thousand and No/100 Dollars ($40,000.00), which fee shall be due and payable in full on the date of this Agreement.

(e)             Letter of Credit Fees.  Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to (x) the face amount thereof multiplied by (y) the Applicable Margin on an annualized basis, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

SECTION 2.3.    COLLECTION OF PAYMENTS.  Borrower authorizes Bank to collect all principal, interest and fees due hereunder by charging Borrower's deposit account number 2040230014183 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank as follows:

SECTION 3.1.    LEGAL STATUS.  Borrower is a corporation, duly organized and existing and in good standing under the laws of North Carolina, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required except for any jurisdictions in which the failure to so qualify or to be so licensed does not have and would not reasonably be expected to cause a Material Adverse Effect.

SECTION 3.2.    AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 3.3.    NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 3.4.    LITIGATION.  There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a Material Adverse Effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 3.5.    CORRECTNESS OF FINANCIAL STATEMENTS.  The consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of April 28, 2013, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, reported on by Grant Thornton LLP, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the consolidated financial condition of Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated, (b) disclose all liabilities of Borrower and its Consolidated Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied.  Since the dates of such financial statements there has been no Material Adverse Change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 3.6.    INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 3.7.    NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 3.8.    PERMITS, FRANCHISES.  Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except for any such permits, consents, approvals, franchises and licenses the failure to possess which does not have and would not reasonably be expected to cause a Material Adverse Effect.

SECTION 3.9.    ERISA.  Borrower and each member of the Controlled Group is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower and each member of the Controlled Group  has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or such member of the Controlled Group (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower and any member of the Controlled Group; Borrower and each member of the Controlled Group has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.  “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code (including any amendments thereto or successors thereof).

  SECTION 3.10.   OTHER OBLIGATIONS.  Neither Borrower nor any of its Consolidated Subsidiaries is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except for any such default that does not have and would not reasonably be expected to cause a Material Adverse Effect.

 ECTION 3.11.    ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and its Subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's and/or its Subsidiaries’ operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower or its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Neither Borrower nor any Subsidiary of Borrower has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

  SECTION 3.12.    SUBSIDIARIES.  Each of the Borrower’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required except for any jurisdictions in which the failure to so qualify or to be so licensed does not have and would not reasonably be expected to cause a Material Adverse Effect, and has all corporate powers and governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  The Borrower has no Subsidiaries except for those Subsidiaries listed on Schedule 3.12 (and any new Subsidiaries created after the date hereof as to which Bank has been notified in writing) which schedule accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation as of the date hereof.

SECTION 3.13.   INVESTMENT COMPANY ACT.  Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.14.   PUBLIC UTILITY HOLDING COMPANY ACT.  Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.15.   CAPITAL STOCK.  All Capital Stock, debentures, bonds, notes and all other securities of Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including but not limited to, “Blue Sky” laws of all applicable states and the federal securities laws.  The issued shares of Capital Stock of Borrower’s Wholly Owned Subsidiaries are owned by Borrower free and clear of any lien or adverse claim.  At least a majority of the issued shares of capital stock of each of Borrower’s other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by Borrower free and clear of any lien or adverse claim.

SECTION 3.16.   MARGIN STOCK.  Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of the Line of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.  “Margin Stock” means “margin stock” as defined in said Regulations T, U or X.

ARTICLE IV

CONDITIONS

SECTION 4.1.    CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)             Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)             Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.

(ii)	Certificates of corporate resolutions and incumbency with respect to this Agreement and the Culp Europe Indebtedness.

(c)             Financial Condition.  There shall have been no Material Adverse Change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d)             Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank.

SECTION 4.2.    CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)             Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of each such extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date (except to the extent any such representation or warranty related to a specific date, in which case each such representation or warranty shall be true and correct as of such date), and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 5.1.    PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 5.2.    ACCOUNTING RECORDS.  Maintain, and cause each Subsidiary to maintain, adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time and upon reasonable prior notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and each Subsidiary.

SECTION 5.3.    FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)             not later than ninety (90) days after and as of the end of each Fiscal Year, a consolidated (and consolidating, if requested by Bank) balance sheet of Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated (and consolidating, if requested by Bank) statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Grant Thornton LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not reasonably acceptable to Bank;

(b)             not later than forty-five (45) days after and as of the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries (broken down by business unit, if requested by Bank) as of the end of such Fiscal Quarter and the related consolidated statement of income and statement of cash flows (broken down by business unit, if requested by Bank) for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of the previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation in accordance with generally accepted accounting principles applied on a consistent basis by the chief financial officer or the chief accounting officer of Borrower;

(c)             contemporaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate, substantially in the form of Exhibit A  (a “Compliance Certificate”), of the chief financial officer or chief accounting officer of Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.9, 6.2, 6.3, 6.4 and 6.6 hereof on the date of such financial statements, and (ii) stating whether any Event of Default exists on the date of such certificate and, if any Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

(d)             contemporaneously with the delivery of each set of annual financial statements referred to in paragraph (a) above, a statement from the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Event of Default existed under Sections 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9 and Article VI hereof on the date of such financial statements;

(e)             promptly upon the mailing thereof to the shareholders of Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f)             promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent or any filings under Section 16 of the Securities and Exchange Act) and annual, quarterly or monthly reports which Borrower shall have filed with the Securities and Exchange Commission; and

(g)             from time to time such other information as Bank may reasonably request.

SECTION 5.4.    COMPLIANCE.  Preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business, except for such licenses, permits, governmental approvals, rights, privileges and franchises the failure to maintain which does not have and would not reasonably be expected to cause a Material Adverse Effect; and comply, and cause each Subsidiary to comply, with the provisions of all articles of incorporation, by-laws, and similar formation and corporate governance documents of Borrower and its Subsidiaries and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, each Subsidiary and/or their respective businesses, except where such non-compliance does not have and would not reasonably be expected to cause a Material Adverse Effect.

SECTION 5.5.    INSURANCE.  Maintain and keep in force for each business in which Borrower is engaged, and cause each Subsidiary to maintain and keep in force for each business in which it is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request, made upon reasonable notice, schedules setting forth all insurance then in effect.

SECTION 5.6.    FACILITIES.  Keep, and cause each Subsidiary to keep, its properties in good condition, repair and working order, reasonable wear and tear excepted.

SECTION 5.7.    TAXES.  Pay and cause each of its Subsidiaries to pay promptly when due all taxes (including without limitation federal and state income taxes and state and local property taxes), assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of Borrower or any Subsidiary, except (a) such as Borrower and/or such Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower and/or such Subsidiary has made provision, to Bank's reasonable satisfaction, for eventual payment thereof in the event Borrower and/or such Subsidiary is obligated to make such payment.

SECTION 5.8.    LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $5,000,000.00.

SECTION 5.9.    FINANCIAL CONDITION.  Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)   Tangible Net Worth.  Tangible Net Worth not less than the sum of (i) $95,034,300, plus (ii) commencing for the Fiscal Quarter ended April 28, 2013, an aggregate amount equal to 50% of its Consolidated Net Income (but, in each case, only if a positive number) for each completed Fiscal Quarter.

The term “Tangible Net Worth” as used in this Section 5.9(a) shall have the definition given such term in the Omaha Note Purchase Agreement (but excluding for purposes of this Section 5.9(a) any future amendments thereto not made with the written consent of Bank).

   (b)            Consolidated Total Debt/Consolidated EBITDA Ratio.  Ratio of Consolidated Total Debt to Consolidated EBITDA not greater than 2.50 to 1.00 as of each Fiscal Quarter end, determined on a rolling 4-quarter basis.

The term “Consolidated Total Debt” as used in this Section 5.9(b) shall have the definition given such terms in the Omaha Note Purchase Agreement (but excluding for purposes of this Section 5.9(b) any future amendments thereto not made with the written consent of Bank).

  (c)             Consolidated EBITDAR/Consolidated Fixed Charges.  Ratio of Consolidated EBITDAR to Consolidated Fixed Charges not less than 2.25 to 1.00 as of each Fiscal Quarter end, determined on a rolling 4-quarter basis.

The terms “Consolidated EBITDAR” and “Consolidated Fixed Charges” as used in this Section 5.9(c) shall have the definitions given such terms in the Omaha Note Purchase Agreement (but excluding for purposes of this Section 5.9(c) any future amendments thereto not made with the written consent of Bank).

SECTION 5.10.    NOTICE TO BANK.  Promptly (but in no event more than five (5) Business Days after Borrower becomes aware of the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, together with the details of any action which Borrower is taking or proposes to take with respect thereto; (b) any change in the name, jurisdiction of organization or location of the chief executive office of Borrower or any of its Subsidiaries; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation (without replacement therefor by Borrower) of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting a material portion of Borrower's property.

SECTION 5.11.    DEPOSIT ACCOUNTS.  Maintain Borrower’s principal deposit accounts and other traditional banking relationships with Bank.

SECTION 5.12.    MAINTENANCE OF EXISTENCE.  Maintain, and cause each Subsidiary to maintain, its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

ARTICLE VI

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 6.1.    USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article II hereof.

SECTION 6.2.    CAPITAL EXPENDITURES.  Make, and will not permit any of its Subsidiaries to make, capital expenditures in excess of $10,000,000.00 in the aggregate (combined for Borrower and its Subsidiaries) during any Fiscal Year.

SECTION 6.3.    LIENS AND OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist, nor shall any Consolidated Subsidiary create, incur, assume or permit to exist, any lien on any asset now owned or hereafter acquired by it, and Borrower shall not permit any Subsidiary to incur any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, other than any liabilities of Subsidiaries existing as of, and disclosed to Bank prior to, the date hereof and listed on Schedule 6.3, and except for (a) any lien existing on any specific fixed asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event; (b) any lien on any specific fixed asset securing debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such lien attaches to such asset concurrently or within 18 months after the acquisition or completion of construction thereof; (c) any lien on any specific fixed asset of any corporation existing at the time such corporation is merged or consolidated with or into Borrower or a Consolidated Subsidiary and not created in contemplation of such event; (d) any lien existing on any specific fixed asset prior to the acquisition thereof by Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition; (e) liens securing debt owed by a Subsidiary to Borrower; (f) any lien arising out of the refinancing, extension, renewal or refunding of any debt secured by any lien permitted by any of the foregoing clauses (a) through (e), provided that such debt is not secured by any additional assets, and the amount of such debt secured by any such lien is not increased; (g) liens incidental to the conduct of its business or ownership of its assets which do not secure debt and do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; (h) any lien on Margin Stock; (i) debt owing to Borrower or another Subsidiary; (j) liens which (x) are incurred in connection with the purchase of looms, (y) secure debt consisting only of the deferred purchase price of such looms, and no other debt, which deferred purchase price debt is non-interest bearing and payable in no more than two (2) years from the date of purchase, and (z) encumber only the looms so purchased, and not any other assets; (k) liens not otherwise permitted by the foregoing clauses (a) through (j) securing debt (other than the Line of Credit), and debt of Subsidiaries not otherwise permitted by clause (i) above, in an aggregate principal amount at any time outstanding not to exceed 15% of Consolidated Net Worth; and (l) the Culp Europe Indebtedness; provided, however, that the sum of (A) the aggregate amount of debt secured by liens permitted by the foregoing clauses (a) through (g) and (k), plus (B) debt of Subsidiaries permitted by clause (k) shall not exceed an aggregate amount equal to 15% of Consolidated Net Worth.

SECTION 6.4.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Merge into or consolidate with any other entity; or discontinue or eliminate any business line or segment; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of its assets, nor shall Borrower permit any Subsidiary to do any of the foregoing; provided that, (a) Borrower may merge with another person if (i) such person was organized under the laws of the United States of America or one of its states, (ii) Borrower is the corporation surviving such merger, and (iii) immediately after giving effect to such merger no Event of Default shall have occurred and be continuing; (b) Subsidiaries of Borrower may merge with each other; and (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit, during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three (3)  Fiscal Quarters, contributed  more than 10% of Consolidated EBITDA during the four (4) Fiscal Quarters immediately preceding such Fiscal Quarter.

   SECTION 6.5.    GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except that Borrower may guarantee the Culp Europe Indebtedness.

   SECTION 6.6.    LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any Person, nor shall any Subsidiary make any loans or advances to or investments in any Person, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof and listed on Schedule 6.6, and except for (a) loans or advances to employees not exceeding $5,000,000.00 in the aggregate principal amount outstanding at any time, in each case made in the ordinary course of business and consistent with practices existing on the date hereof; (b) deposits required by government agencies or public utilities; (c) loans and advances made prior to the date hereof to Rayonese Textile, Inc., and additional loans and advances after the date hereof to Culp Europe and the China Subsidiaries; (d) other loans and advances in an amount which, together with investments permitted by clause (m) below, does not exceed 10% of Consolidated Net Worth; (e) investments in direct obligations of the United States Government maturing within one year; (f) investments in certificates of deposit issued by a commercial bank whose credit is satisfactory to Bank; (g) investments in commercial paper rated A1 or the equivalent thereof by Standard & Poor’s Rating Group, a division of McGraw-Hill, Inc. (“”S&P”) or P1 or the equivalent thereof by Moody’s Investor Service, Inc. (“Moody’s) and in either case maturing within six (6) months after the date of acquisition; (h) investments in tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by S&P and Aa or the equivalent thereof by Moody’s; (i) investments pursuant to its deferred compensation plan, funded with life insurance or other investment products through a Rabbi Trust; (j) investments in joint ventures in an aggregate amount not exceeding $25,000,000.00; (k) investments made prior to the date hereof in 3096726 Canada Inc. and/or in Rayonese Textile, Inc; (l) the guaranty by Borrower of the Culp Europe Indebtedness; and/or (m) other investments in an amount which, together with the loans and advances permitted by clause (d) above, does not exceed 10% of Consolidated Net Worth; provided that after giving effect to the making of any loans, advances, deposits or investments permitted by this Section 6.6, no Event of Default shall be in existence or created thereby.

SECTION 6.7.    DIVIDENDS, DISTRIBUTIONS.  Permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay any dividends or make any other distributions on its Capital Stock or any other interest, other than dividends paid or payable in the form of additional Capital Stock (it being understood that the requirement under the laws of China that the China Subsidiaries retain at least 10% of its net income shall not constitute a violation of the foregoing covenant), or (b) make or repay any loans or advances to Borrower or the parent of such Subsidiary.

SECTION 6.8.   DISSOLUTION.  Suffer or permit, nor shall any of Borrower’s Subsidiaries suffer or permit, dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except through corporate reorganization permitted by Section 6.4.

SECTION 6.9.   TRANSACTIONS WITH AFFILIATES.  Enter into or be a party to, nor shall any of Borrower’s Subsidiaries enter into or be a party to, any transaction with any Affiliate of Borrower or such Subsidiary (which Affiliate is not Borrower or a Wholly Owned Subsidiary), except as permitted by law and pursuant to reasonable terms which are fully disclosed to Bank and are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arms’ length transaction with a Person which is not an Affiliate.  “Affiliate” of a relevant Person means (i)  a Person that directly, or indirectly through one or more intermediaries, controls the relevant Person (a “Controlling Person”), (ii) any Person (other than the relevant Person or a Subsidiary of the relevant person) which is controlled by or is under common control with a Controlling Person, or (iii) any Person (other than a Subsidiary of the relevant Person) of which the relevant Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests; and “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

  SECTION 6.10.   CHANGE OF FISCAL YEAR.  Change its Fiscal Year.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.1.    The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)             Borrower shall fail to pay when due any principal payable under the Loan Documents or any reimbursement obligation with respect to any Letter of Credit, or shall fail to pay any interest payable under the Loan Documents within five (5) Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable under any of the Loan Documents within five (5) Business Days after such fee or other amount becomes due.

(b)             Any financial statement or certificate furnished to Bank pursuant to, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)             Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 7.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

(d)             Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any Subsidiary, any guarantor hereunder (with each such guarantor referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank; provided, however, that any cure period applicable to such default has expired, and with respect to a default under any obligation to any person or entity other than Bank, the amount of said obligation exceeds $5,000,000.00.

(e)             Borrower, any Subsidiary or any Third Party Obligor shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall make a general assignment for the benefit of creditors; Borrower, any Subsidiary or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower, any Subsidiary or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower, any Subsidiary or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, any Subsidiary or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)             The filing of a notice of judgment lien of an amount in excess of $5,000,000.00 against Borrower, any Subsidiary or any Third Party Obligor; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower, any Subsidiary or any Third Party Obligor; or the entry of one or more judgments or orders for the payment of money in an aggregate amount in excess of $5,000,000.00 against Borrower, any Subsidiary or any Third Party Obligor which judgment or order shall continue unsatisfied and unstayed for a period of thirty (30) days; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any Subsidiary or any Third Party Obligor and the involuntary petition or proceeding continues undismissed more than sixty (60) days following the date of its filing.

(g)             The dissolution or liquidation of Borrower, any Subsidiary or any Third Party Obligor, except as may be permitted by Section 6.4(c); or Borrower, any Subsidiary or any Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower, such Subsidiary or such Third Party Obligor, except as may be permitted by Section 6.4(c).

(h)             (i) Except for the Culp Family, any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of  Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934) of 20% or more of the outstanding shares of the voting stock of Borrower; or (ii) as of any date a majority of the board of directors of Borrower consists of individuals who were not either (x) directors of Borrower as of the corresponding date of the previous year, (y) selected or nominated to become directors by the board of directors of Borrower of which a majority consisted of individuals described in the foregoing clause (x), or (z) selected or nominated to become directors by the board of directors of Borrower of which a majority consisted of individuals described in the foregoing clause (x) and individuals described in the foregoing clause (y).  “Culp Family” means Robert G. Culp, III, his spouse, his mother, his siblings, his lineal descendants, and any trusts established for the benefit of any of them.

(i)             An “Event of Default” (as defined therein) under the Omaha Note Purchase Agreement shall have occurred and be continuing.

(j)             An “Event of Default” (as defined therein) shall have occurred under any of the Culp Europe Loan Documents.

SECTION 7.2.   REMEDIES.  Upon the occurrence of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1.   NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2.   NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:            Culp, Inc.

1823 Eastchester Drive

P.O. Box 2686

High Point, North Carolina 27265

Attention:  Kenneth R. Bowling

Vice President and Chief Financial Officer

Telecopier Number:  (336) 887-7089

       BANK:        WELLS FARGO BANK, NATIONAL ASSOCIATION

100 North Main Street

MAC D4001-053

Winston-Salem, North Carolina 27101

Attention:  Timothy Sechrest, Senior Vice President

Telecopier Number: (336) 732-4833

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 8.3.    COSTS, EXPENSES AND ATTORNEYS' FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 8.4.    SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents.  Bank shall use commercially reasonable efforts to give prior notice to Borrower before assigning more than fifty percent (50%) of its interest in the loans made hereunder.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

SECTION 8.5.    ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.6.    NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.7.    TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.8.    SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.9.    COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 8.10.   GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to the conflicts of law or choice of law principles thereof.

SECTION 8.11.   ARBITRATION; WAIVER OF JURY TRIAL.

(a)           Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)           Governing Rules.  Any arbitration proceeding will (i) proceed in a location in North Carolina selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)           No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)           Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of North Carolina or a neutral retired judge of the state or federal judiciary of North Carolina, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of North Carolina and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the North Carolina Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)           Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)           Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)           Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)           Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)           Waiver of Jury Trial.  The parties hereto hereby acknowledge that by agreeing to binding arbitration they have irrevocably waived their respective rights to a jury trial with respect to any action, claim or other proceeding arising out of any dispute in connection this Agreement or any other agreement or document delivered in connection herewith, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations.  This provision is a material inducement for the parties entering into this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, with the intention that it constitute an instrument under seal, as of the day and year first written above.

WELLS FARGO BANK,

CULP, INC.		NATIONAL ASSOCIATION

By:	/s/Kenneth R. Bowling	By:	/s/ Timothy Sechrest

Name: Kenneth R. Bowling		Name: Timothy Sechrest

Title: VP and Chief Financial Officer		Title: Senior Vice President